Exhibit 99
NEWS RELEASE

At Great Western Land a Recreation:	At the Investor Relations Co.:
Jay N. Torok	Mike Arneth or
Chairman	Woody Wallace
(480) 949-6007	(312) 245-2700
FOR IMMEDIATE RELEASE
GREAT WESTERN LAND & RECREATION ANNOUNCES $20 MILLION INVESTMENT IN SIX MOVIE PRODUCTIONS OF ARIZONA MOVIE STUDIO
SCOTTSDALE, ARIZONA AUGUST 31, 2006 — Great Western Land and Recreation Inc. (OTCBB: GWES), a real estate development company with urban and ranch land in various stages of development in the Southwest, announced today it has reached an agreement with Arizona Movie Studio, Inc., an Arizona movie production company, to provide partial funding totaling $20,000,000 of convertible preferred stock for six movie productions. The feature-length films will be produced and directed by well-known director Dwight Brooks. Both companies envision that a significant share of the investment will be devoted to developing Great Western’s Wagon Bow Ranch including facilities for Western style productions, according to Great Western.
Great Western Land and Recreation Inc. is based in Scottsdale, Arizona. The company’s roots go back to one of the oldest mortgage and investment banking firms in Kansas. The company focuses its activities in two of the nation’s fastest growing major metropolitan areas, Houston and Phoenix. The company said it is also developing Wagon Bow Ranch, a vacation and recreational land development in the beautiful Aquarius Mountains of northwest Arizona.
ABOUT WAGON BOW RANCH
“Wagon Bow Ranch offers some of the most picturesque landscape in the United States, encompassing 81 square miles of pristine government and private deeded land. Wagon Bow Ranch with its breathtaking mountain vistas, astonishing vegetation, spectacular rock formations, including what recent visitors have called “the mini Grand Canyon” and abundant wildlife offers a wonderful area for recreational activities away from big city life,” Jay N. Torok, Great Western chairman, commented.
Originally Wagon Bow Ranch was a private hunting preserve and later a working cattle ranch. Great Western has sold many parcels but still owns or controls approximately 9,000 acres. It is developing several new communities within the ranch’s original borders. This magnificent private paradise provides a natural and diverse backdrop for Arizona Movie Studio productions, according to Torok.
“The unique history of Wagon Bow Ranch and its harmonious environment of open country, secluded valleys, and monumental rock formations lends itself to many fun activities such as rodeos, apple picking festivals and horse shows. As part of the agreement and subject to a definitive agreement being reached, we will make sections of Wagon Bow Ranch available for filming and possible development of movie sets and production facilities. We will receive an equity interest in six films, one of which is in production,” Torok stated.
“We are taking a number of actions to benefit the company in this period of reduced activity primarily in the Arizona real estate market,” said Torok. “Arizona Movie Studio and its CEO Dwight Brooks have a record of successfully producing and marketing a variety of films, most notably biographical and Western themed. Our Wagon Bow Ranch property is an ideal venue for producing that type of film.”
ABOUT ARIZONA MOVIE STUDIOS AND DWIGHT BROOKS
CEO of Arizona Movie Studios, Dwight Brooks, started his motion picture career as an actor, receiving help from James Stewart and Glenn Ford. Director John Ford and Director/Producer Alfred Hitchcock both mentored Dwight as he learned and developed his directing skills. Mr. Brooks has been a member of the Academy of Arts and Science for over 40 years and since 1968 served as a Blue Ribbon Panel Judge for the Prime Time Emmy Awards. Mr. Brooks has been on the board of governors for the Hollywood Motion Picture Association since 1968 and is presently serving a third term as its President. Dwight Brooks also takes time to serve as Chairman of the Board for The Arizona Museum. Mr. Brooks has produced and directed 25 successful feature motion pictures.
This news release may contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “may,” “believes,” “plans,” “will,” “anticipates,” “estimates,” “expects,” or “intends” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company’s ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company’s filings with the Securities and Exchange Commission, and can be found at www.sec.gov. Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.
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